Exhibit 99.1

The Future Needs Infrastructure
Even in today’s hyper-connected world, we believe both entrepreneurs and investors are limited by location, access, expertise and resources.

March 2, 2018

There are periods of time you can point to in human history that truly changed the world, from the advent of the Gutenberg press, to widespread Internet access, to exponential increases in computing power. These periods all share a common characteristic: a shift in increased access and information to wider groups in society, away from the stranglehold of the ultrawealthy. In today’s age, the perfect storm of increased computing power and data storage, combined with decreasing costs has led to the simultaneous rise and proliferation of multiple exponential technologies such as artificial intelligence (AI), augmented and virtual reality (AR, VR), data science, digital biology and biotech, nanotech, robotics and sensors. The convergence and intersection of these exponential technologies at this particular moment in history is empowering entrepreneurs through increased access and information to create and change outcomes in a way that the world has never before witnessed.

We are living during the most exciting times in human history.

Companies that have already been built on the intersection of these exponential technologies, and the impact they are having on the fabric of industry and daily living is unprecedented. Most of the world in their day to day lives simply experiences the outcome of these technologies and what entrepreneurs have already built using these technologies. Whether in the form of smartphones increasingly becoming an extension of our ability to function, sharing our homes with complete strangers, getting into cars that drive themselves, or obsessing over the price of cryptocurrencies, we are all affected by exponential technologies but we don’t understand the accelerated rate of this change and the impact it has to the world at large.

Compounding the impact of exponential technologies is the sheer number of people who are coming online.  There are currently over an estimated 3 billion people connected to the internet, and over the next 5-10 years this number is expected to grow to over 6 billion people. i  We believe this expected growth is giving rise to a surplus of talent that for the first time ever has access to the same information at the same time regardless of geographic location, and increasingly regardless of socioeconomic status.  While the large number of hyperconnected humans can be expected to give rise to trillions of dollars ii of online commerce, it also means there are billions of people who are looking for their place in the new global economy.  These are the new breed of visionaries, designers, developers, creators who are ready to leverage exponential technologies to build companies that provide them with a brighter future.

Launching Rokk3r to the Public Markets
While exponential technologies and the number of people coming on line is redrawing the boundaries of what is possible and more importantly, by whom, entrepreneurs today still face the same challenges they did 20 years ago.  Over 90% of entrepreneurs fail, with reasons running from inability to find product market fit, to not being able to recruit the appropriate talent to not receiving funding at the right time.  The truth is, the infrastructure for entrepreneurs does not match up with the rate of change the world has been experiencing. Challenges facing entrepreneurs across the lifecycle continue to persist simply because infrastructure has not caught up. Yesteryear solutions of leveraging close contacts to get work done and raising funds from family and friends when it really matters has not changed.  Even in today’s hyper-connected world, innovation is hampered by where you are, the lack of access to investors, mentors, technology resources and access to the global economy. There is a need for an infrastructure and ecosystem that provides an overall, global entrepreneurial solution.

We believe there is a better way to leverage exponential technologies, decentralization (financial, technical and governance) and massive numbers of people coming online to provide a better entrepreneurial experience.  An experience that levels the playing field for innovators from around the world to launch exponential companies. This is why we are launching Rokk3r, a global idea-to-exit ecosystem for entrepreneurs (OTC: EDRG).  Rokk3r will democratize access for entrepreneurs regardless of location, and mitigate risks in the company building process at a global scale.  The Rokk3r Ecosystem is a hybrid network of human, and machine intelligence systems that enable frictionless, accelerated and comprehensive company building.  Taking into account modern economic theories (abundance), exponential organizations (ExOs) factors, exponential technologies (like machine learning, AI and the blockchain), increased global connectivity, and the rise of a collective global genius, Rokk3r believes it can optimize rates of success in global company building within a single value chain.

Rokk3r’s digital/virtual company building platform is being designed to provide global access to education, idea validation, team creation and experts to crowdbuild successful ventures.  Physical locations we are calling “Rokk3r Hubs” are planned for launch in select emerging and established economies that we believe will enable entrepreneurs, investors and talent to participate in global venture building. High-touch education and consulting will also be hallmark services available through Rokk3r Hubs. The Rokk3r Crowdbuild Operating System (RCOS) is Rokk3r’s company building operating system that manages the overall platform and its complementary processes. As a hybrid human and machine intelligence system built on the blockchain, the operating system leverages an interconnected layer of exponential technologies such as Artificial Intelligence, Machine Learning and algorithms to increase overall company building effectiveness and success.  The ability to leverage decentralized ledger technologies, smart contracts, and cryptocurrencies via the RCOS provides Rokk3r with the unique ability to build the true infrastructure of global company building.

Rokker has formulated a plan to operate in a unique governance structure comprised of a C-Suite and an Exponential Office. Amongst other responsibilities, the C-Suite will ensure all public company reporting and regulatory requirements continue to be met. The Exponential office will ensure leveraging exponential technologies and operating at the forefront of leading technological and organizational changes remains within the core DNA of the public company and is propagated throughout the ecosystem.

Why us:
From idea sourcing, to idea validation, team matching, technology implementation, fundraising and launch, Rokk3r Labs has been iterating on exponential company building for the past six years.  We have also built an ecosystem that encompasses entrepreneurial education and consulting via 10xU and have relationships with funding sources, including Rokk3r Fuel ExO a venture capital fund that that leverages our company building and exponential technology capabilities to source, validate and mitigate the risk associated with early stage venture investing.

To date members of our management team have cobuilt  over 40 companies.  Notably, HYP3R, a real-time location-based engagement platform was recently named by Fast Company as one of the world’s most innovative companies alongside Snap, Instagram, and Reddit. AdMobilize,  a leading machine intelligence and computer vision company merging the real world to the smart grid with real-time intelligence has landed deals and works with Avnet (NYSE: AVT), Adams Outdoor, NanoLumens, Havas Media, IPG Media Brands, and Coca-Cola, amongst others and has shipped products to over 75 countries.. And, Rokk3r Fuel ExO portfolio company TaxFyle, an on-demand tax and accounting marketplace of qualified experts has attracted over 1000 professional CPA’s to its platform and has been the top-ranked tax app in the Apple Store. iii

Our management team’s track record, a growing global population coming on line with access to exponential technologies, and an increased investor appetite combine to make this the right time for Rokk3r to expand its planned business as a public company. In this historical moment, we want to democratize the ability for entrepreneurs, regardless of their location to build exponential companies and for investors to access these companies at the global scale.

The Time is Now
Our goal is not just to democratize access to company building opportunities for entrepreneurs, it is also to democratize access to a traditionally illiquid and inaccessible asset class - the early stage startup technology ecosystem.  The public market provides investors the opportunity to buy shares of a public company (Rokk3r) and participate in the overall ecosystem where exponential companies are launched. Hyperconnectivity, exponential technologies like AI and machine learning, and the advances in decentralized ledger (blockchain) technologies have signaled a need in the market for a company that provides a risk-mitigated approach to early stage company building, which Rokk3r is designed to fulfil. The launch of our business as a public company will enable regular investors to take advantage of the potential for wealth generation opportunities that have previously been locked away in private markets.

Our move into the public market begins in the OTC Market under the name Eight Dragons Company (OTC: EDRG) with an uptake strategy to file an application for listing of its common stock on the Nasdaq Capital Market by 2019. Listing on Nasdaq is determined by Nasdaq qualification requirements and by the Nasdaq selection committee. There is no assurance that we will meet the qualification requirements by 2019 or that a listing application, if we were to file one, would be approved by Nasdaq. With our move into the public market we plan to enable mass participation in a new asset class through a single stock. This provides access to early stage exponential companies that have gone through a risk mitigated approach to company building in a regulated and transparent market place. Our experience and take on the future of entrepreneurship leads us to believe that as the crowd is empowered, a new trend will deliver value creation into the public sphere via the existing public market or new crowd-driven structures.

We are making it possible for anyone, anywhere to participate in a public-market based, blockchain-driven, exponential company building ecosystem. We plan to unlock the process of company building and opening it to the entire world in one value creation chain. Rokk3r is democratizing company building for entrepreneurs, investors and anyone who wants to play a role in the entrepreneurship process. Our Massive Transformative Purpose (MTP) is to “Harness the global collective genius to cobuild companies that change the world”. We envision a future where Rokk3r provides the infrastructure needed to support democratized access to company building, a future where regardless of location, wealth or network every entrepreneur has an opportunity to leverage the worlds’ genius, a future where good ideas are validated, funded and supported by the crowd, a future that leverages exponential technologies to build companies that change the world.

Whether you’ve made it your life’s purpose to solve the world’s biggest problems, never cared about launching an idea, or find yourself somewhere in between, Rokk3r is working towards eliminating the friction and barriers to help you participate. We are building an infrastructure of innovation that matches the rate of change at which exponential technologies are impacting life and industry as we know it. Your first step? Join our Telegram group where we’ll share updates and ways you can participate in our overall ecosystem whether through innovation education and innovation consulting via 10xU, idea validation & execution via Rokk3r Labs, and venture capital investment via Rokk3r Fuel ExO, as we continue our quest to build the infrastructure of innovation.

Safe Harbor Statement

This document contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in Eight Dragons Company (d/b/a Rokk3r) Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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i https://singularityhub.com/2017/01/05/10-tech-trends-that-made-the-world-better-in-2016/#sm.0000qfoh9r1dmqcstpb9aysng5qp4
ii https://www.emarketer.com/Article/Worldwide-Retail-Ecommerce-Sales-Will-Reach-1915-Trillion-This-Year/1014369
iii http://www.miamiherald.com/news/business/article130283954.html